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                 OFFICE OF THE COMPTROLLER OF THE UNITED STATES
                             WASHINGTON, D.C. 20219



                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.



                          Franklin Finance Corporation
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             (Exact name of registrant as specified in its charter)


    24725 West Twelve Mile Road, Southfield, MI 48034      (248) 358-4710
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          8.70% Noncumulative Exchangeable Preferred Stock, Series A,
          -----------------------------------------------------------
                           par value $10.00 per share
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            (Title of each class of securities covered by this Form)

                                 Not applicable
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(i)     [X]
              Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(1)(ii)    [ ]
              Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(ii)    [ ]        Rule 12h-3(b)(2)(ii)    [ ]
                                                 Rule 15d-6              [X]

         Approximate number of holders of record as of the certification or
notice date:   none
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         Pursuant to the requirements of the Securities Exchange Act of 1934
((Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     January 1, 2003                   By: /s/ David L. Shelp
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                                               David L. Shelp, President & CEO